Exhibit 99.(a)(1)(f)

SYPRIS SOLUTIONS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

NOTICE OF WITHDRAWAL

To Sypris Solutions, Inc.:

I previously signed, dated and returned an Election Form in which I elected to accept Sypris’ Offer to Exchange Outstanding Options to Purchase Common Stock dated May 14, 2007 (the “Offer”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer.

I now wish to change my previous election and reject Sypris’ Offer. I understand that by signing this Notice and delivering it to the Company as instructed below, I will be withdrawing my acceptance of the Offer, and rejecting the Offer, in its entirety.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice before 5:00 p.m. Eastern Time on June 12, 2007, or if Sypris extends the Offer, before the extended Expiration Date.

By rejecting the Offer I understand that I will not receive any shares of common stock or options to purchase shares of Sypris common stock, and I will keep my Eligible Options. These options will continue to be governed by the equity plans under which these options were granted and the existing option agreements between Sypris and me.

I understand that I may change this election, and once again accept the Offer, by delivering a new Election Form prior to 5:00 p.m. Eastern Time on June 12, 2007.

I have completed and signed the following exactly as my name appears on my original Election Form.

I do not accept the offer to exchange options.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	E-mail Address Date and Time

RETURN THIS NOTICE OF WITHDRAWAL TO SYPRIS NO LATER THAN 5:00 PM EASTERN TIME ON JUNE 12, 2007 VIA HAND DELIVERY, INTEROFFICE MAIL OR FACSIMILE TO (502) 329-2036.

SYPRIS WILL SEND YOU AN EMAIL CONFIRMATION WITHIN 3 BUSINESS DAYS OF RECEIPT.
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INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL

1. Delivery of Notice of Withdrawal.

A properly completed and executed original of this Notice of Withdrawal must be delivered to Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40202, via hand delivery, interoffice mail or facsimile at (502) 329-2036, on or before 5:00 p.m. Eastern Time on June 12, 2007(the Expiration Date).

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You should allow sufficient time to ensure timely delivery.

Although by submitting a Notice of Withdrawal of your election, you have withdrawn your election to exchange your Eligible Option Grants, you may change your mind and re-accept the Offer at any time prior to the Expiration Date. If the Company extends the Expiration Date, you may elect to accept the Offer at any time until the new Expiration Date. To change your election, you must deliver a new signed and dated Election Form to the Company before the Expiration Date. Your options will not be properly exchanged for purposes of the Offer unless you again elect to accept the Offer before the Expiration Date by delivery of the new Election Form.

If you do not wish to withdraw your election IN ITS ENTIRETY, you should not fill out this Notice of Withdrawal. If you wish to change your election with respect only to particular Eligible Option Grants, then you should complete and deliver a new Election Form instead. As noted in the Offer, you may select Eligible Grants to be exchanged for a reduced number of shares of Sypris common stock or options to purchase Sypris common stock. You may change your mind about which Eligible Grants you would like to exchange at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time until the new Expiration Date. To change your election regarding any particular Eligible Grants you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

2. Other Information on This Notice of Withdrawal.    In addition to signing this Notice of Withdrawal, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification number or your social security number, as appropriate.

3. Requests for Assistance or Additional Copies.    Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Notice of Withdrawal, should be directed to Andrea Luescher at Sypris, 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40202, telephone number (502) 329-2029.

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